Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FIRST QUARTER OF FISCAL 2022

Keene, N.H.  January 31, 2022 -  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.25 per unit for the first quarter of fiscal 2022, payable on February 23, 2022 to owners of record on February 11, 2022. Natural gas sold during the fourth calendar quarter of 2021 is the primary source of royalty income on which the February 2022 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.25 per unit is 525.00%, or $0.21 per unit, higher than the distribution of $0.04 per unit for the first quarter of fiscal 2021. For the quarter ending January 31, 2022, the combination of higher gas prices and gas sales as well as positive royalty adjustments totaling $973,794 from the prior quarter resulted in the higher distribution. Additional details will be included in the earnings press release scheduled for publication on or about February 11, 2022.

The Trust receives all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the fourth calendar quarters of 2021 and 2020.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties

Mobil Agreement	4th Calendar Quarter Ended 12/31/2021	4th Calendar Quarter Ended 12/31/2020	Percentage Change
Gas Sales (Bcf) [1]	4.105	3.222	+27.41%
Gas Prices[2] (Ecents/Kwh)[3]	3.0604	1.1935	+156.42%
Average Exchange Rate[4]	1.1256	1.2116	-7.10%
Gas Royalties	$1,618,746	$532,128	+204.20%
OEG Agreement
Gas Sales (Bcf)	13.970	11.622	+20.20%
Gas Prices (Ecents/Kwh)	3.1210	1.2171	+156.43%
Average Exchange Rate	1.1255	1.2123	-7.16%
Gas Royalties	$778,969	$193,266	+303.06%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from August-October period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

The cumulative 12-month distribution, which includes the February 2022 distribution and the three prior quarterly distributions, is $0.68 per unit. This 12-month cumulative distribution is 142.86% or $0.40 per unit higher than the prior cumulative 12-month distribution of $0.28 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.